CONTRAN AMENDED AND RESTATED
DEFERRED COMPENSATION TRUST

(Amending, Restating and Consolidating Trust No. 1 Originally Established February 11, 1994
and Trust No. 2 Originally Established October 1, 1995)

AMENDED AND RESTATED As OF JANUARY 1, 2006

This Amended and Restated Agreement (“Trust Agreement”) is made effective as of the 1st day of January, 2006 by and between Contran Corporation, a Delaware corporation (“Company”) and U.S. Bank National Association (“Trustee”);

WHEREAS, Company and a former trustee had previously entered into the Contran Deferred Compensation Trust No. 1 dated February 11, 1994 (hereinafter called “Trust No. 1”), most recently amended and restated under the terms of a trust agreement by and between Company and Trustee effective as of January 1, 2004; and

WHEREAS, Company and a former trustee had previously entered into the Contran Deferred Compensation Trust No. 2 dated October 1, 1995 (hereinafter called “Trust No. 2”), most recently amended and restated under the terms of a trust agreement by and between Company and Trustee effective as of January 1, 2004; and

WHEREAS, the Company and Employee are parties to the 1984 Deferred Compensation Agreement Amended and Restated as of January 1, 2004 (the “1984 Agreement”), the 1993 Deferred Compensation Agreement Amended and Restated as of January 1, 2004 (the “1993 Agreement”), the Harold C. Simmons Contran Corporation 2000 Deferred Compensation Agreement (the “2000 Agreement”), and the Harold C. Simmons Contran Corporation 2001 Deferred Compensation Agreement (the “2001 Agreement”) (collectively, the “Prior Agreements”); and

WHEREAS, Company established Trust No. 1 to provide itself with a source of funds to assist it in meeting its liabilities under the 1993 Agreement, the 2000 Agreement and the 2001 Agreement; and

WHEREAS, Company established Trust No. 2 to provide itself with a source of funds to assist it in meeting its liabilities under the 1984 Agreement; and

WHEREAS, effective as of December 21, 2005, the Company amended, restated and consolidated the Prior Agreements under the terms of the Harold C. Simmons 2005 Restated and Consolidated Deferred Compensation Agreement, more particularly described in Appendix “A” attached hereto and incorporated herein by this reference (the “Plan”); and

WHEREAS, Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in such Plan; and

WHEREAS, Company desires to amend, restate, consolidate and merge Trust No. 1 and Trust No 2 into a single trust which will hold the assets of Trust No. 1 and Trust No. 2, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, to be held and distributed in accordance with the terms of this Trust Agreement; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, Company may, from time to time, make additional contributions to the Trust to provide itself with a source of funds to assist it in meeting its liabilities under the Plan; and

WHEREAS, for purposes of this Trust Agreement, the term “subsidiary” of Company shall mean an entity that is controlled by Company directly or indirectly through one or more intermediaries;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.                                Merger and Continuation of Trusts.

(a)           Effective as of the commencement of business on January 1, 2006, Trust No. 1 and Trust No. 2 have been combined, merged, and consolidated into this trust so that together they will become and be a single trust, with the surviving trust being governed by the terms of this Amended and Restated Deferred Compensation Trust.
(b)           The Trust shall be irrevocable.

(c)           The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d)           The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e)           Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits. The foregoing shall not modify any obligation of Company under the Plan.

(f)           The parties expressly acknowledge and intend that, except in the event of a Change in Control as detailed in Section 14(d), Trustee shall serve as a custodial, directed trustee hereunder.

Section 2.                      Payments to Plan Participants and Their Beneficiaries.

(a)           Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts consistent with the terms of the Plan(s). Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes as the Company shall direct in writing to be withheld with respect to the payment of benefits pursuant to the terms of the Plan(s) and shall promptly pay to the Company in cash such amounts withheld. The Company shall pay such amounts withheld to the appropriate taxing authorities. The Company shall provide the Trustee with specific directions regarding the manner, timing and form of tax reporting to be made to Plan participants and governmental agencies.

(b)           The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans(s).

(c)           Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient but shall not have a duty to require that supplemental payments be made to Plan participants or supplemental contributions be made to the Trust.

(d)           Company determination of Payment Schedules and a participant’s entitlement to benefits shall be made annually by Company with respect to the deferred compensation accrued each year and may not thereafter be modified by Company without the participant’s consent. For purposes of this Section 2(d) all Company actions with respect to a participant prior to the time of his death, disability, retirement or termination shall be by the members of its Board of Directors at such time, and all Company actions with respect to a participant following his death, disability, retirement or termination shall be by the members of its Board of Directors immediately prior to the participant’s death, disability, retirement or termination.

(e)           Any real estate held in a real estate subtrust of this Trust shall be distributed to the Plan participants or beneficiaries for whom such assets are held under such subtrust in accordance with the distribution provisions of the Plan(s), but only to the extent that the market value of the real estate (as determined by the Company) does not exceed the participant’s or beneficiary’s benefits.

Section 3.                      Trustee Responsibility Regarding Payments to Trust Beneficiary When Company Is Insolvent.

(a)           Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)           At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(1)          The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform the Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries. In all cases, Trustee shall be entitled to conclusively rely upon the written certification of the continuing Directors of the Company when determining whether Company is insolvent.

(2)          Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency. The Trustee may hire counsel and/or other professionals to assist it in making a determination as to the Company’s insolvency. Any legal or other professional fees and expenses incurred by the Trustee in making its determination shall be paid from the Trust.

(3)          If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(4)          Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(c)           Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan (as certified by Company) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.                                Payments to Company.

(a)           Except as provided in Sections 2(a), 3, 4(b) or 5(c) hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

(b)           From time to time, Company may provide certification to the Trustee of its determination that the fair market value of the assets of the Trust exceeds the accrued liabilities of the Plan and may request in writing that the Trustee return to Company an amount equal to the difference between 100% of the amount of accrued liabilities of the Plan and the fair market value of the assets held by the Trust, so long as the difference exceeds one million dollars ($1,000,000.00) (the “Surplus Assets”).  Upon such written request and certification from Company, the Trustee shall return the Surplus Assets to Company, in the form requested by Company, as soon as administratively feasible.

Section 5.                          Investment Authority.

(a)           Except as limited by Section 5(b), Trustee shall have the powers, rights and duties in addition to those provided elsewhere in this agreement or by law to be exercised only pursuant to the direction of Company or an investment manager appointed by Company: to invest and reinvest part or all of the trust fund in any real property, securities (including stock or rights to acquire stock) or obligations issued by Company or subsidiaries of Company, stocks, mutual fund shares (including proprietary funds of Trustee or its affiliates), partnership interests, venture capital investments, bonds, debentures, notes, commercial paper, treasury bills, any common, commingled or collective trust funds (including proprietary funds of Trustee or its affiliates), or pooled investment funds, any deposit accounts or funds maintained by a legal reserve life insurance company in accordance with an agreement between Trustee and such insurance company or a group annuity contract issued by such insurance company to Trustee as contract holder, any interest-bearing deposits held by any bank or similar financial institution (including Trustee or its affiliates ), and to diversify such investments so as to minimize the risk of large losses unless under the circumstances it is clearly prudent no to do so. In no event shall the Trust invest directly in real estate. Trust assets shall be limited to domestic United States assets or securities which may be held through the Depository Trust Company.

(b)           Trustee shall not have any investment discretion with respect to the assets of the Trust and shall not sell or otherwise dispose of any assets that are deposited by Company with the Trust unless it is directed to do so by Company in writing. All rights associated with assets of the Trust shall be exercised by Company or the person designated by Company, and shall in no event be exercisable by or rest with Plan participants. Voting rights with respect to Trust assets will be exercised by Company.

(c)           Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

(d)           To settle, compromise or submit to arbitration any claims, debt or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal.

(e)           To take all action necessary to pay for authorized transactions, including borrowing or raising monies from any lender, including Trustee, in its corporate capacity in conjunction with its duties under this Agreement and upon such terms and conditions as Trustee may deem advisable to settle security purchases and/or foreign exchange or contracts for foreign exchange, and securing the repayments thereof by pledging all or any part of the Trust. Trustee shall be entitled to collect from the Trust sufficient cash for reimbursement, and if such cash is insufficient, dispose of the assets of the Trust to the extent necessary to obtain reimbursement.

(f)           To appoint with prior written approval of Company custodians, subcustodians or subtrustees, domestic or foreign (including affiliates of Trustee), as to part or all of the Trust; provided, however, that Trustee shall not be liable for the acts or omissions of any subcustodian appointed under this Section 5.

(g)           To hold property in nominee name, in bearer form, or in book entry form, in a clearinghouse corporation or in a depository (including an affiliate of Trustee), so long as Trustee’s records clearly indicate that the assets held are a part of the Trust; provided, however, that Trustee shall not be responsible for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom, or regulation) with any recognized foreign or domestic clearing facility, book-entry system, centralized custodial depository, or similar organization.

(h)           To settle indirect investments in Real Estate (the “Real Estate”) and exercise such other powers as may be required in connection with the Fund’s investments in Real Estate. The Trustee shall have no responsibility or discretion with respect to the ownership, management, administration, operation or control of any Real Estate. To the extent permitted by law, the Trustee shall be indemnified by the Company, to the extent not paid by the Fund, from all claims, liabilities, losses, damages and expenses, including reasonable attorneys’ fees and expenses, arising from or in connection with any matter relating to any Real Estate held in the Trust and which give rise to: (i) any violation of any applicable environmental or health or safety law, ordinance, regulation or ruling; or (ii) the presence, use, generation, storage, release, threatened release, or containment, treatment or disposal of any petroleum, including crude oil or any fraction thereof, hazardous substances, pollutants or contaminants as defined in the Comprehensive Environmental Response Compensation and Liability Act, as amended (CERCLA) or hazardous, toxic or dangerous substances or materials as many of these terms may be defined under any federal or state law in the broadest sense from time to time. This indemnification shall survive the sale or other disposition of any Real Estate investment of the Fund or the termination of this Agreement.

(i)            Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust.

(j)           Trustee shall retain in cash or other investments which are unproductive of income so much of the Trust fund as it may deem advisable its servicing of the Trust (e.g., Trust assets pending investment or disbursement) which may include retention of Trust assets in noninterest bearing accounts in the banking department of Trustee or of any affiliate thereof, notwithstanding the banking department’s or other entity’s receipt of “float” from such uninvested cash.

(k)           In the event that a Change of Control occurs as defined in Section 14(d) and Trustee therefore becomes a discretionary trustee hereunder, to the fullest extent permitted by law, Trustee is expressly authorized to (i) retain the services of U.S. Bancorp Piper Jaffray Inc. and/or U.S. Bancorp Investments, Inc., each being affiliates of U.S. Bank National Association, and/or any other registered broker-dealer organization hereafter affiliated with U.S. Bank National Association, and any future successors in interest thereto (collectively, including U.S. Bank National Association, for the purposes of this paragraph referred to as the “Affiliated Entities”), to provide services to assist in or facilitate the purchase or sale of investment securities in the Trust, (ii) acquire as assets of the Trust shares of mutual funds to which Affiliated Entities provides, for a fee, services in any capacity and (iii) acquire in the Trust any other services or products of any kind or nature from the Affiliated Entities regardless of whether the same or similar services or products are available from other institutions. The Trust may directly or indirectly (through mutual funds fees and charges for example) pay management fees, transaction fees and other commissions to the Affiliated Entities for the services or products provided to the Trust and/or such mutual funds at such Affiliated Entities’ standard or published rates without offset (unless required by law) from any fees charged by Trustee for its services as Trustee. Trustee may also deal directly with the Affiliated Entities regardless of the capacity in which it is then acting, to purchase, sell exchange or transfer assets of the Trust even though the Affiliated Entities are receiving compensation or otherwise profiting from such transaction or are acting as a principal in such transaction. Each of the Affiliated Entities is authorized to (i) effect transactions on national securities exchanges for the Trust as directed by Trustee, and (ii) retain any transactional fees related thereto, consistent with Section II (a)(1) of the Securities Exchange Act of 1934, as amended, and related Rule 11 a2-2(T). Included specifically, but not by way of limitation, in the transactions authorized by this provision are transactions in which any of the Affiliated Entities are serving as an underwriter or member of an underwriting syndicate for a security being purchased or are purchasing or selling a security for its own account. In other circumstances where Trustee is directed by Company or any Investment Manager, as applicable hereunder (collectively referred to for purposes of this paragraph as the “Directing Party”), Directing Party shall be authorized, and expressly retains the right hereunder, to direct Trustee to retain the services of, and conduct transactions with, Affiliated Entities fully in the manner described above.

Notwithstanding anything to the contrary contained in this Trust Agreement, in the event of a Change in Control as defined in Section 14(d), the Trustee shall have and exercise investment discretion with respect to all assets of the Trust.

Section 6.                      Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.                                Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 30 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8.                      Responsibility of Trustee.

(a)           Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan (as certified to Trustee by the Company) or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute. Company agrees to hold Trustee harmless and indemnify Trustee (for the purposes of this paragraph, “Trustee” includes the Trustee and any officers, directors, employees, agents and affiliates of Trustee) against Trustee’s costs, expenses and liabilities (including without limitation, reasonable attorney’s fees and expenses) arising out of or relating to any action or inaction taken by Trustee in reliance upon direction, request or approval given by Company or Investment Manager or otherwise taken in accordance with this Trust Agreement.

(b)           If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee (for the purposes of this paragraph, “Trustee” includes the Trustee and any officers, directors, employees, agents and affiliates of Trustee) against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

(c)           Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder and such legal fees and expenses shall be paid from the Trust.
(d)           Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and fees and expenses for such service providers shall be paid from the Trust.

(e)           Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f)           Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.77012 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g)           Notwithstanding anything in this Agreement to the contrary, Trustee shall not be responsible or liable for any losses to the Trust resulting from any event beyond the reasonable control of Trustee, its agents, or subcustodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto, or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God; or any other similar or third-party event.

(h)           This Section shall survive the termination of this Trust

Section 9.                                Contractual Income and Settlement.

(a)           Trustee shall credit the Trust Fund with income and maturity proceeds on securities on contractual payment date net of any taxes or upon actual receipt as agreed between Trustee and Company. To the extent Company and Trustee have agreed to credit income on contractual payment date, Trustee may reverse such accounting entries with back value to the contractual payment date if Trustee reasonably believes that such amount will not be received by it within a reasonable time but in no event later than two weeks following contractual payment date.

(b)           Trustee will attend to the settlement of securities transactions on the basis of either contractual settlement day accounting or actual settlement day accounting as agreed between Company and Trustee. To the extent Company and Trustee have agreed to settle certain securities transactions on the basis of contractual settlement date accounting, Trustee may reverse with back value to the contractual settlement day an entry relating to such contractual settlement where the related transactions remain unsettled but in no event later than two weeks following contractual settlement date.

(c)           Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Company acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash and in such circumstances, the Company shall have sole responsibility for nonreceipt of payment (or late payment) by the counterparty.

Section 10. Compensation and Expense of Trustee.

(a)           Except as otherwise provided hereunder, Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

(b)           If Trustee advances cash or securities for any purpose, including the purchase or sale of foreign exchange or of contracts for foreign exchange, or in the event that Trustee shall incur or be assessed taxes, interest, charges, expenses, assessments, or other liabilities in connection with the performance of this Agreement, except such as may arise from its own negligent action, negligent failure to act or willful misconduct, any property at any time held for the Trust Fund under this agreement shall be security therefor and Trustee shall be entitled to collect from the Trust Fund sufficient cash for reimbursement, and if such cash is insufficient, dispose of the assets of the Trust Fund held under this Agreement to the extent necessary to obtain reimbursement. To the extent Trustee advances funds to the Trust for disbursement or to effect the settlement of purchase transactions, Trustee shall be entitled to collect from the Trust Fund any amount equal to what would have been earned on the sums advanced (an amount approximating the “federal funds” interest rate) and with respect to foreign assets, the rate applicable to the appropriate foreign market.

Section 11.                                Resignation and Removal of Trustee.

(a)           Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.

(b)            Prior to a Change of Control, Trustee may be removed by Company on thirty (30) days notice or upon shorter notice accepted by Trustee.

(c)            Upon Change of Control, as defined herein, Trustee may not be removed by Company for one year.

(d)           If Trustee resigns within one year of a Change of Control, as defined herein, Trustee shall select a successor trustee in accordance with the provisions of Section 12(b) hereof prior to the effective date of Trustee’s resignation or removal.

Section 12.                                Appointment of Successor.

(a)           If Trustee resigns or is removed in accordance with Section 11 (a) or (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b)           If Trustee resigns or is removed pursuant to the provisions of Section 11(d) hereof and selects a successor trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor trustee shall be effective when accepted in writing by the new trustee.  The new trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

(c)           The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 6 and 7 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 13.                                Amendment or Termination.

(a)            This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

(b)           The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c)           Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

(d)           Notwithstanding any other provision in this Trust Agreement, this Trust Agreement may not be amended within one year of the occurrence of a Change of Control.

Section 14.                                Miscellaneous.

(a)           Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)           Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c)           This Trust Agreement shall be governed by and construed in accordance with the laws of Minnesota.

(d)           For purposes of this Trust, Change of Control shall mean either (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company’s assets; or (2) the cessation to serve for any reason of Harold C. Simmons as Trustee of the Harold C. Simmons Family Trust No. 1, u/a January 1, 1964 and/or the Harold C. Simmons Family Trust No.2 u/a January 1, 1964.

Trustee shall have no independent duty of inquiry with respect to the occurrence of a Change in Control. Company shall furnish the Trustee with written notice of the occurrence of a Change in Control. Absent such notice, if any Plan participant shall provide the Trustee with written notice of a possible Change of Control, the Trustee may request that the Company furnish evidence to determine whether a Change of Control has occurred. In performing any of its obligations or taking any discretionary action under this Trust Agreement which is dependent upon a Change of Control having occurred, Trustee may rely on its determination, including any determination based upon an opinion of counsel (who may be counsel to the Company or the Trustee) or upon information provided by the continuing Directors of the Company or otherwise available to the Trustee, that a Change of Control has occurred. For this purpose, the continuing Directors of the Company as of the time of a possible change of control or insolvency are the persons who were directors immediately prior to such possible change of control or insolvency. Any legal or other professional fees and expenses incurred by Trustee in making a determination hereunder shall be paid from the Trust.

(e)            Under no circumstances shall Trustee be liable for any indirect, consequential, or special damages with respect to its role as Trustee.

(f)           Notwithstanding anything to the contrary contained elsewhere in this Trust Agreement, any reference to the Plan or Plan provisions which require knowledge or interpretation of the Plan shall impose a duty upon the Company to communicate such knowledge or interpretation to the Trustee. The Trustee shall have no obligation to know or interpret any portion of the Plan and shall in no way be liable for any proper action taken contrary to the Plan.

(g)           Company and Trustee hereby each represent and warrant to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on their behalf has the requisite authority to bind Company or Trustee to this Agreement.

Section 15.                                Effective Date.

The effective date of this Amended and Restated Contran Deferred Compensation Trust Agreement shall be January 1, 2006.
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IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust as of the _____ day of December, 2006, but effective as herein stated.

CONTRAN CORPORATION (Company) By: /s/ Steven L. Watson Steven L. Watson President	U.S. BANK NATIONAL ASSOCIATION (Trustee) By: /s/ Ann Roemer Printed Name: Ann Roemer Title: Vice President

APPENDIX A

to the
CONTRAN DEFERRED COMPENSATION
AMENDED AND RESTATED TRUST AGREEMENT
AS OF JANUARY 1, 2006
Nonqualified Deferred Compensation Plan

Harold C. Simmons 2005 Restated and Consolidated Deferred Compensation Agreement dated as of the 21st day of December, 2005 by and between Contran Corporation, a Delaware corporation, (therein referred to as the “Company”) and Harold C. Simmons (therein referred to as “Employee”).